Exhibit 23.2

June 29, 2020

Acasti Pharma Inc.

545 Promenade du Centropolis, Suite 100

Laval, Québec

Canada H7T 0A3

Re: Consent of Destum Partners, Inc.

The Board of Directors of Acasti Pharma Inc.,

We hereby consent to the references to our name and the inclusion of information, data and statements from our market research reports with respect to CaPre, dated August 19, 2016 and November 17, 2017 (the “Reports”), as well as any citation of the Reports, in (i) Acasti Pharma Inc.’s (the “Company”) annual report on Form 10-K (“Annual Report”) dated June 29, 2020 for its fiscal year ended March 31, 2020 and (ii) the Company’s registration statements on Form S-8 (No. 333-191383 and No. 333-227476).

We further hereby consent to the filing of this letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

For and on behalf of

Destum Partners, Inc.

By:	/s/ Thomas J. Filipczak
Name: Thomas J. Filipczak
Title: Managing Director & Partner